Exhibit 10.1

Form of Section 280G Mitigation Acknowledgment

December [__], 2024

As you are aware, on January 15, 2024, ANSYS, Inc., a Delaware corporation (the “Company”), Synopsys, Inc., a Delaware corporation (“Parent”), and ALTA Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Transactions”).

In connection with the Transactions, certain employees of the Company, including yourself, may become entitled to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees, but for mitigation.  On December 23, 2024, the Compensation Committee of the Board of Directors of the Company approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including accelerating the payment of certain compensation to December 23, 2024 that could otherwise have been paid to you in subsequent years.

As described in Section 4 below, the acceleration of your payments is conditioned upon your timely execution of this Section 280G mitigation acknowledgment (this “Acknowledgment”).

1.	Accelerated Payment of Certain Compensation

If you sign this Acknowledgment, the Company agrees to accelerate the vesting and settlement of certain of your time-based restricted stock units that would have otherwise vested following calendar year 2024, as listed on Exhibit A, to December 23, 2024 (the “Accelerated RSUs”).
The Accelerated RSUs shall offset the corresponding payments, vesting, settlement and/or amounts that you would have otherwise become entitled to receive in the future (whether prior to, upon consummation of, or following the Transactions) so there shall in no event be any duplication of payments, vesting, settlement and/or amounts; provided that there shall be no offset against any amount subject to Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”) unless such offset is permitted without adverse tax consequences to you under Section 409A of the Code.

2.	Escrow Agreement

(a)         As of or immediately following the date of this Acknowledgment, (i) the Company shall deposit the after-tax portion of the Accelerated RSUs with PNC Bank, National Association, a national banking association (the “Escrow Agent”) and in accordance with the terms of the escrow agreement (the “Escrow Agreement”), dated as of December 23, 2024, by and between the Escrow Agent and the Company, and (ii) you shall be granted an interest in the property held in escrow (the “Property”).  Your interest in the Property consists of the Accelerated RSUs, net of applicable tax withholding (which shall be calculated in the manner consistent with the Company’s standard past practice applicable to the settlement of restricted stock units), as described in Exhibit A to the Escrow Agreement.  For Federal income tax purposes, you shall be treated as the owner of your interest in the Property.

(b)        Pursuant to section 83(b) of the Internal Revenue Code of 1986, as amended, you may, on or before January 22, 2025, make an election (an “83(b) Election”) to report the value of your interest in the Property in the form attached hereto as Exhibit B.

(c)        If you choose to file an 83(b) Election, (i) it is your sole responsibility, and not the responsibility of the Company or any of its affiliates, to timely file the 83(b) Election even if you request that the Company or any of its affiliates or any of their respective managers, directors, officers, employees, agents or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) assist in making such filing, and (ii) you shall provide to the Company, on or before January 22, 2025, proof that such election has been timely filed.

3.	Release and/or Forfeiture of Accelerated Payment

(a)        Except as provided in this Section 3, a portion of the Property shall be released to you by the Escrow Agent on or as soon as administratively practicable following the date(s) on which the Accelerated RSUs would have vested in accordance with the applicable Compensatory Agreement (as defined below) but for the accelerated vesting and settlement provided under this Acknowledgment.

(b)        In the event that (i) your employment with the Company and its subsidiaries (and, after the Closing, the Parent and its subsidiaries) terminates prior to the date on which the applicable portion of the Accelerated RSUs would have vested but for the accelerated vesting and settlement provided under this Acknowledgment and (ii) such termination would have otherwise resulted in accelerated vesting of the Accelerated RSUs in accordance with the terms of the Compensatory Agreements (e.g., you terminate employment with “good reason” or your employment is terminated without “cause”, in either case, as applicable and in accordance with the terms of the applicable Compensatory Agreement), the Escrow Agent shall release the full corresponding portion of the Property to you in accordance with the terms of the Escrow Agreement.

(c)        In the event that (i) your employment with the Company and its subsidiaries (and, after the Closing, the Parent and its subsidiaries) terminates prior to the date on which the Accelerated RSUs would have otherwise vested but for this Acknowledgment and (ii) such termination would have otherwise resulted in forfeiture of any portion of the Accelerated RSUs (or would not otherwise have resulted in accelerated vesting of the Accelerated RSUs) in accordance with the terms of the Compensatory Agreements (e.g., you voluntarily terminate employment without “good reason” or your employment is terminated for “cause”, in either case, as applicable and in accordance with the terms of the applicable Compensatory Agreement), you shall forfeit the corresponding portion of the Property in accordance with the terms of the Escrow Agreement.  On or following such forfeiture you shall, as soon as administratively practicable, make a claim of loss for payment with the Internal Revenue Service (or other similar governmental body) and any and all amounts of tax recovered upon such claim related to the forfeited Property shall be repaid to the Company within thirty (30) days following receipt of such funds.

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4.	Acknowledgment

(a)       You hereby acknowledge and agree that the Accelerated Payments in Section 1 above shall be subject in all respects to the terms, conditions and requirements described in Section 2 and Section 3 above.

(b)       You hereby acknowledge and agree that the plans, arrangements and agreements governing the Accelerated Payments are listed on Exhibit C hereto (collectively, the “Compensatory Agreements”).

(c)         You hereby acknowledge that any subsequent changes to Exhibit A to the Escrow Agreement impacting the quantity or timing of release of your Property from the Escrow Account (and only if such change impacts your Property) will require your written consent, and that you may not unreasonably withhold delay, or condition your consent (and, for the avoidance of doubt, it will not be unreasonable to withhold consent in the event that such subsequent changes diminish your existing rights).

(d)        This Acknowledgment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would cause the laws of any other jurisdiction to apply.

This Acknowledgment does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to his or her individual situation.  Each individual must evaluate his or her unique situation and make his or her own decisions related to the payments described above and the terms and conditions thereof.  This Acknowledgment does not guarantee that no excise tax will be imposed on you.  You should seek advice based on your particular circumstances from an independent tax advisor.

[Signature Page Follows]

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By execution of this Acknowledgment below, the parties agree to the terms and conditions contained herein, as of the date first above written.

ANSYS, INC.

By:	[__]
Title:	[__]

EXECUTIVE

Name:	[__]

[Signature Page to Section 280G Mitigation Acknowledgment]

EXHIBIT A

Accelerated RSUs

Grant ID	Award Type	Grant Date	Number of RSUs Accelerated	Original Vesting Date

EXHIBIT B

SECTION 83(b) ELECTION FORM

CERTIFIED MAIL	[______________, 20__]

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

Re:	Election Under §83(b) of the Internal Revenue Code

Dear Sir or Madam:

The undersigned hereby elects under Section 83(b) of the Internal Revenue Code to include in the taxpayer’s gross income for the taxable year in which the property described below was transferred, the excess (if any), of the fair market value of such property at the time of its transfer, over the amount (if any) paid for such property.  Pursuant to Treas. Reg. § 1.83-2(e), the following information is submitted:

1.	Name of taxpayer:

2.	Address of taxpayer:

3.	Social Security Number:

4.	Property with respect to which the election is being made: Interest in escrow account consisting of future payments to be received pursuant to plans, arrangements or agreements.

5.	Date Interest Acquired: December 23, 2024

6.	Taxable Year for which election is being made: calendar year 2024

7.
Nature of the Restriction or restrictions to which the property is subject: The interest in the escrow account is subject to forfeiture in the event certain service conditions are not satisfied.  In addition, the interest in the escrow account is non-transferable.

8.
Fair Market Value of the property at the time of transfer/acquisition, determined without regard to any restriction other than a nonlapse restriction defined in Treasury Regulation Section 1.83-3(h), is: $[__]

9.	Amount paid for the property: $[__]

Pursuant to Treas. Reg. § 1.83-2(e), a copy of this election has been furnished to the person for whom the undersigned’s services are performed.

Very truly yours,

[__]

EXHIBIT C

Compensatory Agreements

•	Ansys, Inc. 2021 Equity and Incentive Compensation Plan and Form of Notice of Grant of Restricted Stock Units and Agreement thereunder.

•	Ansys, Inc. Tier Two Executive Severance Plan, effective as of January 1, 2024.

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Any plan or agreement to which you may be a party or otherwise participate in following the date of this Acknowledgement by and between the Company or any of its subsidiaries or, on or following the consummation of the Transactions, Parent and any of its subsidiaries.